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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   7  )*
                                         ------

                          ICG Communications, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 449246107
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is paid with this statement / /. (A fee is not required only if the filing person: (1) has a pervious statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

TX ID# 84-1342022
CIK 0001013240

This Form 13F is not filed with respect to holdings of affiliated managers, including Martingale Asset Management, L.P. and other affiliates of Commerzbank AG, as to which holdings investment discretion is disclaimed.

SEC 1745 (10-88)                Page 1 of 5 pages

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CUSIP No. 449246107                 13G                 Page 2 Of 5
          ---------                                          --   --

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     MONTGOMERY ASSET MANAGEMENT, LLC 94-3273703
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       2,588,000 (as of 8/31/98)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,570,000 (as of 8/31/98)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
        3,570,000 (as of 8/31/98)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       Not applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        7.81% (as of 8/31/98)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
        IA
-------------------------------------------------------------------------------
                              *See Instructions
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                                  SCHEDULE 13G          Page 3 Of 5
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ITEM 1.

    (a)   Name of Issuer
             ICG Communications, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
           9605 E. Maroon Circle, P.O. Box 6742, Englewood, CO 80155
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
            MONTGOMERY ASSET MANAGEMENT, LLC
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
            101 CALIFORNIA STREET, SAN FRANCISCO, CA 94111
          ---------------------------------------------------------------------
    (c)   Citizenship
            DELAWARE LIMITED LIABILITY COMPANY
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
            Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
            449246107
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


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                                                        Page 4 Of 5
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ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
                3,570,000 (as of 8/31/98)
    ---------------------------------------------------------------------------

    (b) Percent of class:
                 7.81% (as of 8/31/98)
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                      2,588,000 (as of 8/31/98)
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                       -0-
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                      3,570,000 (as of 8/31/98)
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                       -0-
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable

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                                                        Page 5 Of 5
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

              Not applicable

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                         9/8/98
                                       ----------------------------------------
                                                         Date
                                                   /s/ Dana Schmidt
                                       ----------------------------------------
                                                      Signature
                                         DANA SCHMIDT, CORP. VP & PRINCIPAL
                                       ----------------------------------------
                                                      Name/Title